MUNGO HOMES

Contractual Change
Change Order #2
Change Order Date: 7/15/2021

Buyer	Property		Transaction	
Arrived Holdings Inc.	Community:	Butler Knoll	Contract Date:	7/15/2021
	Lot:	25	Base Price:	$ 226,000.00
	Floor Plan:	Lancaster - Genesis Value - Lancaster / Elev:N/A	Lot Premium:	$ 2,000.00
			SO Selections:	$ 21,264.00
	Property:	305 Elevation Court Inman, SC 29349	DC Selections:	$ 14,083.00
			Adjustments:	$ 0.00
			Purchase Price:	$ 263,347.00

Change Order Items

Changed Items	Changed From	Changed To
Home Buyer Info/AttorneyCell	[redacted]	[redacted]
Home Buyer Info/AttorneyCity		
Home Buyer Info/AttorneyContact		
Home Buyer Info/AttorneyEmail		
Home Buyer Info/AttorneyName		
Home Buyer Info/AttorneyPhone		
Home Buyer Info/AttorneyStreet		
Home Buyer Info/AttorneyZipCode		
Home Buyer Info/ContractName	Arrived Holdings Inc.	Arrived SC Elevation, LLC
Home Buyer Info/Name of Buyer #1	Arrived Holdings Inc.	Arrived SC Elevation, LLC

If closing is delayed through no fault of Seller, Seller may at its option charge Purchaser an extension fee equal to one-thirtieth of one percent (1/30%) of purchase price per day, which is equal to $87.78 per day.

[redacted]